Filed Pursuant to Rule 424(b)(7)
File No. 333-261270

Prospectus Supplement

(To Prospectus dated November 22, 2021)

5,830,905 Shares

PTC Inc.

Common Stock

The selling stockholder of PTC Inc. (“PTC” or “we”) named in this prospectus supplement is selling 5,830,905 shares of our common stock. We are not selling any shares under this prospectus supplement and will not receive any proceeds from the sale of shares by the selling stockholder.

Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “PTC.” On July 31, 2023, the last reported sales price of our common stock was $145.81 per share.

	Per Share	Total
Public offering price	$141.750	$826,530,783.75
Underwriting discount(1)	$1.078	$6,285,715.59
Proceeds, before expenses, to the selling stockholders	$140.672	$820,245,068.16

(1)	See “Underwriting” for a description of compensation payable to the underwriter.

Investing in our common stock involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” beginning on page S-7 of this prospectus supplement, as well as in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares to purchasers on or about August 3, 2023 through the book-entry facilities of The Depository Trust Company.

Goldman Sachs & Co. LLC

August 1, 2023

Prospectus Supplement

Prospectus

We, the selling stockholder and the underwriter have not authorized any person to provide you with any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We, the selling stockholder and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We, the selling stockholder and the underwriter are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of our common stock. The second part, the accompanying prospectus, dated November 22, 2021, gives more general information, some of which may not apply to this offering.

This prospectus supplement and the information incorporated by reference into this prospectus supplement may add to, update or change the information in the accompanying prospectus. You should not assume that the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference is accurate as of any date other than the date of the document containing such information. Our business, financial condition, results of operations and prospects may have changed since those dates.

If information in this prospectus supplement varies in any way from the information in the accompanying prospectus or in a document we have incorporated by reference, you should rely on the information in the more recent document.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein as listed below, in making your investment decision.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on behalf of us or the underwriter, to subscribe to or purchase any of our common stock, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

For investors outside of the United States: none of us, the selling stockholder or the underwriter have done anything that would permit this offering or possession or distribution of this prospectus supplement or the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside of the United States.

In this prospectus supplement, unless otherwise stated or the context otherwise requires, references to “PTC,” the “Company,” “we,” “us” and “our” refer to PTC Inc. and its consolidated subsidiaries. If we use a capitalized term in this prospectus supplement and do not define the term in this document, it is defined in the accompanying prospectus.

S-ii

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate herein by reference contain disclosures that are forward- looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward- looking statements include all statements that do not relate solely to historical or current facts, which can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should” and “continue,” including but not limited to statements about our anticipated financial results and growth, subscription adoption, the development of our products and markets, and anticipated tax rates. These forward-looking statements are based on our current plans and assumptions and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: that macroeconomic and/or global manufacturing climates may deteriorate due to, among other factors, supply chain disruptions, increasing interest rates and inflation, volatile foreign exchange rates and the relative strength of the U.S. dollar, tightening of credit standards and availability, the effects of the Russia/Ukraine conflict, including the effect on energy supplies to Europe, and growing tensions with China, any of which could cause our customers to delay or reduce purchases of new software, reduce the number of subscriptions they carry, or delay payments to us, which would adversely affect our annual run rate (“ARR”) and/or our financial results, including cash flow; that our businesses, including our ServiceMax and SaaS businesses, may not expand and/or generate the revenue, cash flow, or ARR we expect if customers are slower to adopt those technologies than we expect or if they adopt competing technologies; that our strategic initiatives and investments, including our accelerated investments in our transition to SaaS and the acquisition of ServiceMax, may not deliver the results when or as we expect; that we may be unable to integrate the ServiceMax technology when or as we expect; that we may be unable to generate sufficient operating cash flow to return 50% of free cash flow to shareholders, and other uses of cash or our credit facility limits could preclude such repurchases; and that our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses, and profits.

The risks included herein are not exhaustive, and investors should be aware that there may be other factors that could adversely affect our business and financial performance. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Investors should refer to risks described under “Risk Factors” beginning on page S-7 of this prospectus supplement, as well as the risks described in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are incorporated herein by reference, including those filed in the future and deemed incorporated by reference herein, for a discussion of risks and uncertainties that may cause actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus supplement, whether as a result of any new information, future events or otherwise.

S-iii

TRADEMARKS

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. Other trademarks, service marks and trade names appearing in this prospectus supplement or the documents incorporated by reference herein are the property of their respective owners. Solely for convenience, the trademarks, service marks, and trade names referred to in this prospectus supplement may be listed without the ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks, and trade names.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights the information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement and the documents incorporated by reference herein as well as the accompanying prospectus. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements incorporated by reference into this prospectus supplement and the accompanying prospectus. Some of the statements in this prospectus supplement are forward- looking statements. See “Special Note on Forward-Looking Statements.”

PTC Inc.

PTC is a global software company that provides a portfolio of innovative digital solutions that work together to transform how physical products are engineered, manufactured, and serviced.

Our software portfolio includes award-winning offerings that enable companies to author product data (our CAD portfolio solutions) and manage product data management and orchestrate processes (our PLM portfolio solutions). Our software can be delivered on premises, in the cloud, or in a hybrid model.

Our customers include some of the world’s most innovative companies in the aerospace and defense, automotive, electronics and high tech, industrial machinery and equipment, life sciences, retail and consumer products industries.

We generate revenue through the sale of software subscriptions, which include license access and support (technical support and software updates); support for perpetual licenses; cloud services (hosting for our software and software-as-a-service (SaaS)); perpetual licenses; and professional services (consulting, implementation, and training).

Recent Developments

Certain Preliminary Financial Data for the Quarter Ended June 30, 2023

On July 26, 2023, we announced our results of operations for the quarter ended June 30, 2023. Our ARR for the quarter ended June 30, 2023 was $1,929 million ($1,868 million on a constant currency basis), up 25% (25% on a constant currency basis) over the quarter ended June 30, 2022 – with our ServiceMax® business contributing 11% of growth. Our organic ARR for the quarter ended June 30, 2023 was $1,762 million ($1,703 million on a constant currency basis), up 14% (14% on a constant currency basis) over the quarter ended June 30, 2022.

Our cash from operations was $169 million for the quarter ended June 30, 2023, up 45% compared to cash from operations of $117 million for the quarter ended June 30, 2022. Free cash flow was $164 million for the quarter ended June 30, 2023, up 46% compared to $112 million for the quarter ended June 30, 2022. Revenue was $542 million for the quarter ended June 30, 2023, up 17% compared to $462 million for the quarter ended June 30, 2022. Operating margin and non-GAAP operating margin for the quarter ended June 30, 2023 were 20% and 34%, respectively, compared to 17% and 34%, respectively, for the quarter ended June 30, 2022. Earnings per share and non-GAAP earnings per share for the quarter ended June 30, 2023 were $0.51 and $0.99, respectively, compared to $0.60 and $0.97, respectively, for the quarter ended June 30, 2022.

As of June 30, 2023, we had cash and cash equivalents of $282 million, total assets of $6,208 million and total shareholders’ equity of $2,599 million. As of June 30, 2023, we had gross debt of $2,365 million, which includes a deferred acquisition payment related to ServiceMax of $620 million. The total ServiceMax deferred acquisition payment that will be paid in October 2023 is $650 million, reflecting $30 million of imputed interest.

The preliminary financial data included in this prospectus supplement has been prepared by, and is the responsibility of, our management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. As a result, reported results may differ from the unaudited results presented here as a result of the completion of our financial closing procedures or any adjustments that may result from the completion of our review of our consolidated financial statements.

Important Information About Our Operating and Non-GAAP Financial Measures

Non-GAAP Financial Measures

We provide supplemental non-GAAP financial measures to our financial results. We use these non-GAAP financial measures, and we believe that they assist our investors, to make period-to-period comparisons of our operating performance because they provide a view of our operating results without items that are not, in our view, indicative of our operating results. These non-GAAP financial measures should not be construed as an alternative to GAAP results as the items excluded from the non-GAAP financial measures often have a material impact on our operating results, certain of those items are recurring, and others often recur. Management uses, and investors should consider, our non-GAAP financial measures only in conjunction with our GAAP results.

Non-GAAP operating margin and non-GAAP earnings per share exclude the effect of the following items: stock-based compensation; amortization of acquired intangible assets; acquisition and transaction-related charges included in general and administrative expenses; restructuring and other charges, net; certain non-operating charges and credits; and income tax adjustments. Additional information about the items we exclude from our non-GAAP financial measures and the reasons we exclude them can be found in “Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 incorporated herein by reference.

Free Cash Flow: We provide information on free cash flow to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long-term goals and intent to return approximately 50% of our free cash flow to shareholders via stock repurchases. Free cash flow is cash provided by (used in) operations net of capital expenditures. Free cash flow is not a measure of cash available for discretionary expenditures.

Constant Currency (CC): We present CC information to provide a framework for assessing how our underlying business performed excluding the effects of foreign currency rate fluctuations. To present CC information, fiscal year 2023 and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars using the foreign exchange rate as of September 30, 2022, rather than the actual exchange rates in effect during that period. All discussion of fiscal year 2023 and comparative prior period ARR results (including fiscal year 2022 baseline amounts) are reflected using the foreign exchange rates as of September 30, 2022.

The following tables reconcile each of these non-GAAP financial measures to its most closely comparable GAAP measure on our financial statements.

(in millions, except per share amounts)	Three months ended
	June 30, 2023	June 30, 2022
GAAP diluted earnings per share	$0.51	$0.60
Stock-based compensation	0.45	0.42
Amortization of acquired intangible assets	0.17	0.13
Acquisition and transaction-related charges	0.01	0.05
Restructuring and other charges (credits), net	(0.00)	0.04
Non-operating charges (credits), net(1)	—	(0.28)
Income tax adjustments(2)	(0.16)	0.01

Non-GAAP diluted earnings per share	$0.99	$0.97

Cash provided by operating activities	$169.2	$116.8
Capital expenditures	(5.1)	(4.5)

Free cash flow	$164.1	$112.3

(1)	Credits for Q3’22 include a $29.8 million gain on the sale of a portion of our PLM services business, and a $3.0 million gain on sale of an investment.
(2)

Income tax adjustments reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above. In Q3’22, adjustments included tax expense of $15.5 million related to the sale of our PLM service business, of which $8.1 million pertained to the basis difference on goodwill.

Operating margin impact of non-GAAP adjustments:

	Three months ended
	June 30, 2023	June 30, 2022
GAAP operating margin	20.3%	17.3%
Stock-based compensation	9.9%	10.7%
Amortization of acquired intangible assets	3.8%	3.4%
Acquisition and transaction-related charges	0.1%	1.4%
Restructuring and other charges (credits), net	0.0%	1.0%

Non-GAAP operating margin	34.1%	33.7%

Operating Measures

ARR: ARR (Annual Run Rate) represents the annualized value of our portfolio of active subscription software, cloud, SaaS, and support contracts as of the end of the reporting period. We calculate ARR as follows:

•

We consider a contract to be active when the product or service contractual term commences (the “start date”) until the right to use the product or service ends (the “expiration date”). Even if the contract with the customer is executed before the start date, the contract will not count toward ARR until the customer right to receive the benefit of the products or services has commenced.

•

For contracts that include annual values that increase over time as there are additional deliverables in subsequent periods, which we refer to as ramp contracts, we include in ARR only the annualized value of components of the contract that are considered active as of the date of the ARR calculation. We do not include the future committed increases in the contract value as of the date of the ARR calculation.

•	As ARR includes only contracts that are active at the end of the reporting period, ARR does not reflect assumptions or estimates regarding future customer renewals or non-renewals.

•

Active contracts are annualized by dividing the total active contract value by the contract duration in days (expiration date minus start date), then multiplying that by 365 days (or 366 days for leap years).

We believe ARR is a valuable operating measure to assess the health of a subscription business because it is aligned with the amount that we invoice the customer on an annual basis. We invoice customers annually for the current year of the contract. A customer with a one-year contract will typically be invoiced for the total value of the contract at the beginning of the contractual term, while a customer with a multi-year contract will be invoiced for each annual period at the beginning of each year of the contract.

ARR increases by the annualized value of active contracts that commence in a reporting period and decreases by the annualized value of contracts that expire in the reporting period.

As ARR is not annualized recurring revenue, it is not calculated based on recognized or unearned revenue and is not affected by variability in the timing of revenue under ASC 606, particularly for on-premises license subscriptions where a substantial portion of the total value of the contract is recognized at a point in time upon the later of when the software is made available, or the subscription term commences.

ARR should be viewed independently of recognized and unearned revenue and is not intended to be combined with, or to replace, either of those items. Investors should consider our ARR operating measure only in conjunction with our GAAP financial results.

Organic Constant Currency ARR: We provide an organic constant currency ARR measure to help investors understand and assess the performance of our business without the distorting effects of ARR from acquisitions in the comparative period and foreign exchange rate fluctuations.

Corporate Information

We were incorporated in Massachusetts in 1985. Our principal executive offices are located at 121 Seaport Boulevard, Boston, Massachusetts 02210, and our telephone number at that address is (781) 370-5000. We maintain a website at www.ptc.com where general information about us is available. The information on or accessible through our website is not incorporated by reference into or otherwise made a part of this prospectus.

Rockwell Automation, Inc. is a Delaware corporation. Rockwell Automation US Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of Rockwell Automation, Inc., is the record owner of our shares that Rockwell Automation, Inc. beneficially owns. The principal address of Rockwell Automation, Inc. and Rockwell Automation US Holdings LLC is 1201 South Second Street, Milwaukee, Wisconsin 53204.

THE OFFERING

Common stock offered by the selling stockholder	5,830,905 shares

Selling Stockholder	Rockwell Automation US Holdings LLC

Exchange listing	Our common stock is listed on Nasdaq under the symbol “PTC.”

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder. See “Use of Proceeds.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” elsewhere in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or incorporated by reference herein or therein, before making a decision to purchase the common shares offered hereby.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following table summarizes our consolidated financial and operating data as of and for the periods presented. We have derived the summary consolidated financial and operating data for the years ended September 30, 2022, 2021 and 2020 from our audited consolidated financial statements incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended September 30, 2022. We have derived the summary consolidated financial and operating data for the six months ended March 31, 2023 and 2022 and the consolidated financial position data as of March 31, 2023 from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement from our Quarterly Report on Form 10-Q for the period ended March 31, 2023. In the opinion of management, the unaudited data reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the financial information in those statements. Our historical results are not necessarily indicative of future results, and results for any interim period are not necessarily indicative of results that should be expected for any full year. You should read this summary of consolidated financial and operating data together with our consolidated financial statements and related notes and the information under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 and our Quarterly Report on Form 10-Q for the period ended March 31, 2023 and incorporated by reference in this prospectus supplement.

	Year Ended September 30,			Six Months Ended March 31,
	2022	2021	2020	2023	2022
	(in thousands, except per share data)
Consolidated Financial and Operating Data:
Revenue:
License	$782,680	$738,053	$509,792	$369,691	$387,483
Support and cloud services	987,573	911,288	804,825	561,727	488,360
Total software revenue	1,770,253	1,649,341	1,314,617	931,418	875,843
Professional services	163,094	157,818	143,798	76,673	87,105
Total revenue	1,933,347	1,807,159	1,458,415	1,008,091	962,948

	Year Ended September 30,			Six Months Ended March 31,
	2022	2021	2020	2023	2022
	(in thousands, except per share data)
Cost of revenue:
Cost of license revenue	49,240	61,750	53,195	29,792	21,730
Cost of support and cloud services revenue	184,789	164,108	145,386	109,362	90,653
Total cost of software revenue	234,029	225,858	198,581	139,154	112,383
Cost of professional services revenue	151,951	145,244	135,690	70,142	76,072
Total cost of revenue	385,980	371,102	334,271	209,296	188,455
Gross margin	1,547,367	1,436,057	1,124,144	798,795	774,493
Operating expenses:
Sales and marketing	485,247	517,779	435,451	247,590	241,884
Research and development	338,822	299,917	256,575	188,526	162,469
General and administrative	204,732	206,006	159,826	116,894	99,409
Amortization of acquired intangible assets	34,970	29,396	28,713	18,682	16,934
Restructuring and other charges, net	36,234	2,211	32,716	(337)	32,429
Total operating expenses	1,100,005	1,055,309	913,281	571,355	553,125
Operating income	447,362	380,748	210,863	227,440	221,368
Interest and debt premium expense	(54,268)	(50,478)	(76,428)	(57,883)	(25,225)
Other income, net	4,004	61,485	271	(2,064)	(37,201)
Income before income taxes	397,098	391,755	134,706	167,493	158,942
Provision (benefit) for income taxes	84,017	(85,168)	4,011	28,954	23,174
Net income	$313,081	$476,923	$130,695	$138,539	$135,768
Earnings per share—Basic	$2.67	$4.08	$1.13	$1.17	$1.16
Earnings per share—Diluted	$2.65	$4.03	$1.12	$1.17	$1.15
Weighted-average shares outstanding—Basic	117,194	116,836	115,663	118,037	117,135
Weighted-average shares outstanding—Diluted	118,233	118,367	116,267	118,912	118,162

March 31, 2023
(in thousands)
Consolidated Financial Position Data:
Assets
Cash and cash equivalents	$320,477
Accounts receivable, net of allowance for doubtful accounts of $355	643,017
Other current assets and prepaid expenses	202,916
Goodwill	3,369,041
Acquired intangible assets, net	979,221
Other assets, property and equipment, net, deferred tax assets and operating right-of-use lease assets	784,948
Total assets	6,299,620
Total liabilities	3,781,086
Total stockholders’ equity	2,518,534

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein or therein, you should carefully consider the risks discussed below and under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference in this prospectus supplement, and all other information contained or incorporated by reference into this prospectus supplement, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The risks so described are not the only risks facing our Company. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that affect us. If any of the following risks occur, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Common Stock and This Offering

Our stock price has been volatile, which may make it harder to resell shares at a favorable time and price.

Market prices for securities of software companies are generally volatile and are subject to significant fluctuations that may be unrelated or disproportionate to the operating performance of these companies. Further, our stock price has been more volatile than that of other software companies. Accordingly, the trading prices and valuations of software companies’ stocks, and of ours, may not be predictable. Negative changes in the public’s perception of the prospects of software companies, or of PTC or the markets we serve, could depress our stock price regardless of our operating results.

Also, a large percentage of our common stock is held by institutional investors and by Rockwell Automation Inc. Purchases and sales of our common stock by these investors, including in this offering, could have a significant impact on the market price of the stock.

Future sales and issuances of our common stock could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. All our common stock sold pursuant to an offering covered by a registration statement, including the shares of common stock sold in this offering, will be freely transferable. In addition, shares of our common stock issued or issuable under our equity plans to employees and directors have been registered on a Form S-8 registration statement and may be freely sold in the public market upon issuance, except for shares held by affiliates who have certain restrictions on their ability to sell. The market price of our stock could decline if the holders of our shares of common stock sell them or are perceived by the market as intending to sell them.

Because we have no current plans to pay regular cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We do not anticipate paying any regular cash dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the discretion of our Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board may deem relevant. In addition, our ability to pay dividends is, and may be, limited by covenants of existing and any future outstanding indebtedness we or our subsidiaries incur. Therefore, any return on investment in our common stock is solely dependent upon the appreciation of the price of our common stock on the open market, which may not occur. See “Dividend Policy” for more detail.

If securities or industry analysts do not continue to publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our stock price and trading volume could decline.

The trading market for our shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our stock price could decline.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could depress the price of our common stock.

Our restated articles of organization authorize us to issue one or more series of preferred stock. Our Board has the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our shareholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our common stock at a premium to the market price, and materially adversely affect the market price and the voting and other rights of the holders of our common stock.

USE OF PROCEEDS

The selling stockholder will receive all the net proceeds from the sale of shares of our common stock offered pursuant to this prospectus supplement. We will not receive any proceeds from the sale of shares being sold in this offering. The selling stockholder will bear the underwriting commissions and discounts, if any, attributable to its sale of our common stock, and we will bear the remaining expenses. See “Selling Stockholder.”

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board, subject to compliance with covenants in current and future agreements governing our and our subsidiaries’ indebtedness, and will depend on our results of operations, financial condition, capital requirements and other factors that our Board may deem relevant.

SELLING STOCKHOLDER

The following table sets forth information regarding the beneficial ownership of our common stock immediately prior to this offering and after giving effect to this offering by the selling stockholder.

For purposes of the table below, the percentage of beneficial ownership for the following table is based on 118,833,211 shares of common stock outstanding as of July 31, 2023. The information in the table below has been obtained from the selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities.

	Shares beneficially owned prior to the offering			Shares offered hereby	Shares beneficially owned after the offering
Name of beneficial owner	Number		Percent		Number	Percent
Rockwell Automation, Inc.	5,830,905	(1)	4.9%	5,830,905	—	—

(1)

Rockwell Automation Inc. (“Rockwell”) has sole voting and dispositive power over all 5,830,905 shares. Rockwell Automation US Holdings LLC, a wholly-owned subsidiary of Rockwell, is the record owner of these shares. The address of Rockwell and Rockwell Automation US Holdings LLC is 1201 South Second Street, Milwaukee, WI 53204.

UNDERWRITING

We, the selling stockholder and Goldman Sachs & Co. LLC have entered into an underwriting agreement with respect to the shares of common stock being offered. Subject to certain conditions, Goldman Sachs & Co. LLC has agreed to purchase from the selling stockholder 5,830,905 shares of common stock at a price of $140.672 per share, which will result in $820,245,068.16 of proceeds to the selling stockholder before expenses.

The underwriter is committed to take and pay for all of the shares being offered, if any are taken.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter by the selling stockholder:

Paid by the Selling Stockholder

Per Share(1)	$1.078
Total	$6,285,715.59

(1)

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriter to the selling stockholder per share of common stock. The underwriting fee is $1.078 per share.

Shares sold by the underwriter to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriter to securities dealers may be sold at a discount of up to $0.539 per share from the public offering price. After the initial offering of the shares, the underwriter may change the offering price and the other selling terms.

The offering of the shares by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

We, our executives and directors and the selling stockholder have agreed, subject to certain customary exceptions, that for a period of 45 days after the date of this prospectus, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the SEC a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) relating to, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or publicly disclose the intention to undertake any of the foregoing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of Goldman Sachs & Co. LLC.

Our common stock is listed on Nasdaq under the symbol “PTC.”

In connection with the offering, the underwriter may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriter’s option described above may be exercised. The underwriter may cover any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriter must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriter in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the Company’s stock which may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriter is not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $315,000. We have agreed to reimburse the underwriter for certain of its expenses in connection with this offering.

We and the selling stockholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

Other Relationships

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriter and its affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriter and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriter and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by us or the selling stockholder that would permit a public offering of the securities offered pursuant to this prospectus in any jurisdiction where action for that purpose is required. The securities offered pursuant to this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), an offer to the public of any shares of common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of common stock may be made at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a “qualified investor” as defined under the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of common stock shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, warranted, and agreed to and with the underwriter and us that it is a qualified investor within the meaning of Article 2(e) of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 1(4) of the Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted, and agreed that the share of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public, other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of any underwriter has been obtained to each such proposed offer or resale. We, any underwriter and its affiliates will rely upon the truth and accuracy of the foregoing representations, warranties, and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the underwriter of such fact in writing may, with the prior consent of such underwriter, be permitted to acquire shares of common stock in such offering.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to prospective investors in the United Kingdom

An offer to the public of any shares of common stock may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any shares of common stock may be made at any time under the following exemptions under the UK Prospectus Regulation:

(a)	to any legal entity which is a “qualified investor” as defined under the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of any underwriter for any such offer; or

(c)

in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”), provided that no such offer of shares of common stock shall result in a requirement for us or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, warranted, and agreed to and with each of the underwriter and us that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 1(4) of the UK Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted, and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.

We, any underwriter and its affiliates will rely upon the truth and accuracy of the foregoing representations, warranties, and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified any underwriter of such fact in writing may, with the prior consent of such underwriter, be permitted to acquire shares of common stock in the offering.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Additional notice to prospective investors in the United Kingdom

In the United Kingdom, this prospectus and any other material in relation to the shares of common stock are being distributed only to, and are directed only at, persons who are “qualified investors” (as defined in the UK Prospectus Regulation) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as “Relevant Persons”. In the United Kingdom, the Shares are only available to, and any invitation, offer, or agreement to subscribe, purchase, or otherwise acquire such Shares will be engaged in only with, Relevant Persons. This prospectus and its contents are confidential and should not be distributed, published, or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus or its contents.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to prospective investors in Canada

The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

In relation to its use in the Dubai International Financial Centre (“DIFC”), this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the shares may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to prospective investors in Hong Kong

The shares may not be offered or sold in Hong Kong, by means of any document, other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Notice to Prospective Investors in Ireland

This prospectus supplement and accompanying prospectus has not been prepared in accordance with and is not a “prospectus” for the purposes of the Prospectus Regulation and has not been reviewed or approved by the Central Bank of Ireland or any other competent authority for the purposes of the Prospectus Regulation and is referred to as a “prospectus” because this is the terminology used for such an offer document in the U.S. No action may be taken with respect to the ordinary shares in Ireland otherwise than in conformity with the provisions of (1) the European Union (Markets in Financial Instruments) Regulations 2017, including, without limitation, Regulations 5 thereof or any codes of conduct issued in connection therewith, Directive 2014/65/EU of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments, Regulation (EU) No 600/2014 of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments and amending Regulation (EU) No. 648/2012 and all implementing measures, delegated acts and guidance in respect thereof and the provisions of the Investor Compensation Act 1998, (2) the Companies Act 2014, the Central Bank Acts 1942 to 2018 and any code of conduct rules made under Section 117(1) of the Central Bank Act 1989, (3) Prospectus Regulation (EU) 2017/1129, the European Union (Prospectus) Regulations 2019, the Central Bank (Investment Market Conduct) Rules 2019 and any rules or guidelines issued under section 1363 of the Companies Act 2014 by the Central Bank of Ireland and (4) Market Abuse Regulation (EU 596/2014), the European Union (Market Abuse) Regulations 2016 and any rules or guidelines issued under section 1370 of the Companies Act 2014 by the Central Bank of Ireland.

Notice to Prospective Investors in Israel

This prospectus supplement does not constitute a prospectus under the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”), and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus supplement is being distributed only to, and is directed only at, and any offer of the ordinary shares is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of its meaning and agree to it.

Notice to prospective investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”) and will not be listed or admitted to trading on the SIX Swiss Exchange (“SIX”) or on any other trading venue (the exchange or multilateral trading facility) in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the shares constitutes a prospectus as such term is understood pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the shares of common stock may be publicly distributed or otherwise made publicly available in Switzerland.

DESCRIPTION OF OUR COMMON STOCK

Our restated articles of organization authorize us to issue 500,000,000 shares of common stock. Below is a summary of the material rights of our common stock. This summary is qualified by reference to the provisions of our restated articles of organization and amended and restated bylaws, copies of which are filed as exhibits to our most recent Annual Report on Form 10-K.

Issuance. Authorized shares of our common stock may be issued by our Board of Directors without further action by our stockholders unless required by applicable law or the rules of any stock exchange on which our securities may be listed or traded.

Voting Rights. Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights.

Advance notice provisions for stockholder proposals and stockholder nominations of directors. Our bylaws provide that, for nominations to our Board of Directors or for other business to be properly brought by a holder of common stock before a meeting of stockholders, the stockholder must first have given notice of the proposal in writing to our corporate secretary within the deadlines set forth in the bylaws. Detailed requirements as to the form of the notice and information required in the notice are specified in the bylaws. If it is determined that business was not properly brought before a meeting in accordance with the bylaws, such business will not be conducted at the meeting. The bylaws may have the effect of precluding the conduct of some business at a stockholders’ meeting if the proper procedures are not followed or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Limitations on stockholder action without a meeting and the ability of stockholders to call a meeting. Although our articles of organization and bylaws allow our stockholders to act by written consent, such written consent must be signed by all stockholders entitled to vote on the matter to be approved. This essentially requires that stockholders may act only at a duly called stockholders’ meeting. In addition, under the bylaws, special meetings of stockholders may be called only by our chief executive officer, our Board of Directors, or one or more stockholders holding at least 40% of the shares of stock entitled to vote at the meeting.

Approval of Certain Corporate Actions. Our stockholders may, by vote of a majority of the stock outstanding and entitled to vote thereon (or if there are two or more classes of stock entitled to vote as separate classes, then by vote of a majority of each such class of stock outstanding), (i) authorize any amendment to the articles of organization, (ii) authorize the sale, lease, or exchange of all or substantially all of the corporation’s property and assets, and (iii) approve an agreement of merger or consolidation.

Dividend Rights. Holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our Board of Directors, in its discretion, out of assets legally available, subject to preferences that may be applicable to any preferred stock outstanding at the time.

Liquidation Rights. Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock.

Other Rights. Holders of our common stock have no preferences, conversion rights, sinking fund, redemption rights, or preemptive rights to subscribe for any other securities of the Company. All shares of our common stock have equal distribution, liquidation, voting and other rights.

Effect of Issuance of Preferred Stock. Our Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, $0.01 par value, in one or more series. 500,000 of such shares have been designated as Series A Junior Participating Preferred Stock, but no shares of preferred stock are presently outstanding. Each such series of preferred stock has or would have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as determined by our Board of Directors, which may include among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

The rights of the holders of our common stock would be subject to the rights of holders of any preferred stock issued in the future. The effects of such issuance, among other things, could include dilution in the voting power of the common stock if the preferred stock has voting rights and the reduction or restriction of the rights of holders of common stock to receive a payment in the event of any liquidation, dissolution or winding up of the Company. The issuance of preferred stock may render more difficult or expensive or tend to discourage a merger, tender offer, or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for PTC Inc. by Goodwin Procter LLP, New York, NY. Certain legal matters will be passed upon for the underwriter by Simpson Thacher  & Bartlett LLP, New York, NY.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended September 30, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file with, or furnish to, the SEC reports including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports pursuant to Section 13(a) or 15(d) of the Exchange Act. These reports are available free of charge on our corporate website (www.ptc.com) as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Copies of any materials we file with the SEC can be obtained at www.sec.gov. The foregoing website addresses are provided as inactive textual references only. The information provided on our website (or any other website referred to in this prospectus supplement) is not part of this prospectus supplement and is not incorporated by reference as part of this prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus supplement:

(a)	our Annual Report on Form 10-K for the fiscal year ended September 30, 2022, filed with the SEC on November 15, 2022;

(b)

our Quarterly Reports on Form 10-Q for the quarterly period ended December 31, 2022 as filed with the SEC on February 9, 2023 and for the quarterly period ended March 31, 2023 as filed with the SEC on May 3, 2023;

(c)

our Current Reports on Form 8-K filed with the SEC on November 17, 2022, January  3, 2023, February  21, 2023, June  5, 2023, July  26, 2023 (Item 5.02 only) and August 1, 2023 and the Forms 8-K/A filed with the SEC on January  13, 2023 and February 17, 2023; and

(d)

the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on December 23, 2022, which are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2022.

Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC or any other document or information deemed to have been furnished and not filed with the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement.

Any statement contained in this prospectus supplement or in a document (or part thereof) incorporated or considered to be incorporated by reference in this prospectus supplement shall be considered to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document (or part thereof) that is or is considered to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute any part of this prospectus supplement.

You may request a copy of these filings, at no cost, by telephoning our Investor Relations department at (781) 370-5951 or writing us at:

Investor Relations

PTC Inc.

121 Seaport Boulevard

Boston, Massachusetts 02210

Prospectus

PTC Inc.

Common Stock

Rockwell Automation, Inc. (“Rockwell Automation”), together with any additional selling stockholders listed in any applicable prospectus supplement, may offer and resell up to 10,582,010 shares of our common stock, par value $0.01 per share. Rockwell Automation purchased these shares from us in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the terms and subject to the conditions of a securities purchase agreement, dated as of June 11, 2018, by and between us and Rockwell Automation, as amended by an amendment to the securities purchase agreement, dated as of May 11, 2021.

We are not selling any shares of our common stock under this prospectus and we will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder. The selling stockholder may sell the shares of common stock described in this prospectus through public or private transactions at market prices prevailing at the time of sale or at negotiated prices. We provide more information about how the selling stockholder may sell its shares of our common stock in the section of this prospectus entitled “Plan of Distribution.”

Our common stock is listed on the NASDAQ Global Select Market under the symbol “PTC.” On November 19, 2021, the last reported sale price for our common stock on the NASDAQ Global Select Market was $117.33 per share.

In this prospectus, “PTC,” “the Company,” “we,” “us” and “our” refer to PTC Inc., including, unless otherwise stated or the context otherwise requires, its subsidiaries.

Investing in our common stock involves risks. You should carefully consider the information under “Risk factors” on page 5 of this prospectus and the documents incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 22, 2021.

i

About this prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration process. Under this process, the selling stockholder named in this prospectus or in one or more supplements to this prospectus may sell shares of common stock from time to time. Each time any selling stockholder not named herein sells shares of common stock under the registration statement of which this prospectus is a part, such selling stockholder will provide a copy of this prospectus and any applicable prospectus supplement, as required by law. Any applicable prospectus supplement may add, update, or change information contained in this prospectus.

The selling stockholder may offer and sell shares of common stock directly to purchasers, through agents selected by the selling stockholder, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters, or dealers involved in the sale of shares of common stock. See “Plan of Distribution.”

You should read this prospectus and any applicable prospectus supplement or “free writing prospectus,” along with the documents incorporated by reference herein and therein and described under the heading “Where you can find more information,” prior to investing in our common stock. You should also read and consider the information set forth in the section entitled “Risk factors” in this prospectus and any applicable prospectus supplement or “free writing prospectus” and the documents incorporated by reference herein and therein before you make an investment decision.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

References in this prospectus to “PTC,” “the Company,” “we,” “us” and “our” refer to PTC Inc. and its subsidiaries, unless otherwise stated or the context otherwise requires.

You should rely only on the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any applicable “free writing prospectus.” We have not authorized, and the selling stockholder has not authorized, any person to provide you with different or additional information. If given or made, any such other information or representation should not be relied upon as having been authorized by us. No offer of shares of common stock is being made in any jurisdiction where such an offer or sale is not permitted.

Under no circumstances should the delivery to you of this prospectus or any applicable prospectus supplement or “free writing prospectus” create any implication that the information contained herein or therein or incorporated by reference herein or therein is correct as of any time after the respective dates of this prospectus, any applicable prospectus supplement or “free writing prospectus” or any document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

ii

Prospectus summary

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all information that you should consider before investing in our common stock. You should read the following summary together with the more detailed information regarding PTC, the common stock being registered hereby, our financial statements and notes thereto and our risk factors, before deciding whether to purchase shares of our common stock from the selling stockholder.

PTC Inc.

PTC is a global software and services company that enables industrial companies to improve growth and profitability with a portfolio of innovative digital solutions that work together to transform how physical products are engineered, manufactured, and serviced. Our award-winning technology portfolio spans the computer-aided design (CAD), product lifecycle management (PLM), Industrial Internet of Things (IIoT), and Augmented Reality (AR) markets. Our technology can be delivered on premises, in the cloud, or in a hybrid model.

Our Markets and How We Address Them

We compete in the CAD, PLM, IIoT and AR markets. The markets we serve present different growth opportunities for us. We see greater opportunity for market growth for our IIoT and AR solutions for the enterprise and our SaaS solutions, followed by more moderate market growth for our on-premise CAD and PLM solutions.

We derive most of our sales from products and services sold directly by our sales force to end-user customers. Approximately 30% to 35% of our sales of products and services are through third-party resellers. Our sales force focuses on large accounts, while our reseller channel provides a cost-effective means of covering the small- and medium-size business market. Our strategic alliance partners enable us to increase our market reach, offer broader solutions, and add compelling technology to our offerings. Our strategic services partners provide service offerings to help customers implement our product offerings.

Our Company

We were incorporated in Massachusetts in 1985. Our principal executive offices are located at 121 Seaport Boulevard, Boston, Massachusetts 02210, and our telephone number at that address is (781) 370-5000. We maintain a website at www.ptc.com where general information about us is available. The information on or accessible through our website is not incorporated by reference into or otherwise made a part of this prospectus.

The Offering

Common stock offered by the selling stockholder	10,582,010 shares

Exchange Listing	Our common stock is listed on the NASDAQ Global Select Market under the symbol “PTC.”

Use of proceeds	All of the shares of common stock being offered under this prospectus are being sold by the selling stockholder. Accordingly, we will not receive any proceeds from the sale of these shares.

Background of the Offering

Rockwell Automation purchased the shares of our common stock that we are registering under the registration statement of which this prospectus is a part from us on July 19, 2018, in connection with PTC and Rockwell Automation entering into a strategic alliance. Rockwell Automation made the purchase under a Securities Purchase Agreement, dated as of June 11, 2018, between us and Rockwell Automation, as amended by that certain Amendment No. 1 to the Securities Purchase Agreement, dated as of May 11, 2021 (the “Securities Purchase Agreement”) providing for the purchase of 10,582,010 shares of our common stock at a price of $94.50 per share.

In September 2021, through a series of internal transfers, Rockwell Automation transferred all 10,582,010 shares of common stock to its wholly-owned subsidiary Rockwell Automation US Holdings LLC. As a result of these transfers, effective September 30, 2021, Rockwell Automation US Holdings LLC is the record owner of all 10,582,010 shares of common stock purchased in the Securities Purchase Agreement.

Our stockholders are not third-party beneficiaries under the Securities Purchase Agreement and the related agreements and should not rely on the representations, warranties and covenants in those agreements or any descriptions of these terms as characterizations of the actual state of facts or condition of the Company.

Throughout this prospectus, when we refer to the shares of our common stock the offer and sale of which we are registering on behalf of the selling stockholder, we are referring to the shares of common stock that we issued and sold to Rockwell Automation pursuant to the Securities Purchase Agreement. When we refer to the “selling stockholder” in this prospectus, we are referring to Rockwell Automation and its wholly-owned subsidiary, Rockwell Automation US Holdings LLC, the record owner of the shares.

Risk factors

Investing in our securities involves risk. Before making a decision about investing in our securities, you should consider the risks discussed below and under the caption “Risk factors” in any applicable prospectus supplement and the risks described under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. The risks and uncertainties we have described are not the only ones we face.

Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. Any adverse effect on our business, financial condition, results of operations or prospects could result in a decline in the value of our securities and the loss of all or part of your investment.

If the selling stockholder sells all or a portion of the shares of our common stock that it is permitted to sell in accordance with the terms of the Securities Purchase Agreement and the related agreements following the date at which it is permitted to sell such shares, it could cause our common stock price to decline.

The sale by the selling stockholder of the shares of our common stock covered by this prospectus could depress the market price for our common stock. Such sales may also make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate to raise funds through future equity offerings of our common stock.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our internet website is www.ptc.com and through the Investor Relations section of our website, you may access, free of charge, our filings, as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on or accessible through our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement.

Incorporation by reference

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine whether any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded. We specifically incorporate by reference into this prospectus the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules (including pursuant to Item 2.02 or 7.01 of Form 8-K), and no such information shall be deemed specifically incorporated by reference hereby:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2021, filed with the SEC on November 22, 2021;

•	our Current Report on Form 8-K filed with the SEC on November 3, 2021;

•

the portions of our Definitive Proxy Statement on Schedule 14A filed on December 29, 2020, which are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2020; and

•

the description of our common stock, par value $0.01 per share, filed as Exhibit 4.4 to our Annual Report on Form 10-K filed with the SEC on November 22, 2021, and any subsequent amendments and reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by telephoning our Investor Relations department at (781) 370-5951 or writing us at:

Investor Relations

PTC Inc.

121 Seaport Boulevard

Boston, Massachusetts 02210

Cautionary statement regarding forward-looking statements

This prospectus and the documents we incorporate herein by reference contain disclosures that are forward- looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward- looking statements include all statements that do not relate solely to historical or current facts, which can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should” and “continue,” including but not limited to statements about our anticipated financial results and growth, subscription adoption, the development of our products and markets, and anticipated tax rates. These forward-looking statements are based on our current plans and assumptions and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the macroeconomic and/or global manufacturing climates may not improve when or as we expect, or may deteriorate, due to, among other factors, the COVID-19 pandemic, which could cause customers to delay or reduce purchases of new software, reduce the number of subscriptions they carry, or delay payments to us, all of which would adversely affect ARR and our financial results, including cash flow; our businesses, including our SaaS businesses, may not expand and/or generate the revenue or ARR we expect if customers are slower to adopt our technologies than we expect or if they adopt competing technologies; our strategic initiatives and investments, including our restructuring and our accelerated investments in our transition to SaaS, may not deliver the results when or as we expect; we may be unable to generate sufficient operating cash flow to repay amounts under our credit facility or to return free cash flow to shareholders through repurchases, and other uses of cash or our credit facility limits or other matters could preclude such repayment and/or repurchases; foreign exchange rates may differ materially from those we expect; and orders associated with minimum commitments under our Strategic Alliance Agreement with Rockwell Automation may not result in subscription contracts sold through to end-user customers, which could cause the ARR associated with those orders to churn. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses, and profits. Important information about other factors that may cause our actual results to differ materially from those contemplated by these statements is discussed under “Risk factors” in this prospectus, as well as in our latest Annual Report on Form 10-K, which is incorporated by reference herein.

Use of proceeds

The selling stockholder will make offers and sales pursuant to this prospectus and any applicable prospectus supplement. We will not receive any proceeds from the sale or other disposition by the selling stockholder of the shares of our common stock covered hereby. We will pay all registration and filing fees payable to the SEC and to the Financial Industry Regulatory Authority in connection with the registration of the shares covered by this prospectus, as well as any fees payable to the NASDAQ Global Select Market; fees and expenses payable in connection with compliance with any state securities or “Blue Sky” laws; printing, duplicating, and other similar disbursements related to the registration of the shares (including expenses of printing certificates for the shares in a form eligible for deposit with The Depository Trust Company and of printing prospectuses); the fees and disbursements of our counsel and of counsel to Rockwell Automation; the fees and expenses of our independent certified public accountants; reasonable out-of-pocket expenses related to any “road show” for an offering of shares covered by this prospectus, including expenses for travel, meals and lodging; and all of our internal expenses (including salaries and expenses of our officers and employees performing legal or accounting duties). Rockwell Automation will pay all fees and disbursements of underwriters customarily paid by sellers of securities and all underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of shares covered by this prospectus, as well as any other expenses not described in the preceding sentence as payable by the Company.

Selling stockholder

We are registering for resale by the selling stockholder 10,582,010 shares of our common stock that Rockwell Automation purchased from us on July 19, 2018 (the “Closing Date”) in connection with PTC and Rockwell Automation entering into a strategic alliance. The purchase was made under a Securities Purchase Agreement, dated as of June 11, 2018, between us and Rockwell Automation, as amended by that certain Amendment No. 1 to the Securities Purchase Agreement, dated as of May 11, 2021 (the “Securities Purchase Agreement”) providing for the purchase of 10,582,010 shares of our common stock at a price of $94.50 per share.

Under the terms of the Securities Purchase Agreement, Rockwell Automation is entitled to appoint a designee to our board of directors (the “Board”) for a period commencing on the Closing Date and ending on the earlier of (a) the date that Rockwell Automation beneficially owns shares of our common stock representing less than 5.0% of our total outstanding shares of common stock or (b) the date Rockwell Automation fully and irrevocably abdicates its rights and the Rockwell Automation Board designee has tendered to the Board his or her resignation from the Board (the “Director Period”). Accordingly, Mr. Blake Moret, Chairman and Chief Executive Officer of Rockwell Automation, has joined our Board. In addition, Rockwell Automation is subject to a standstill provision until the later of (a) the third anniversary of the Closing Date; (b) the one month anniversary of any expiration or termination of the Strategic Alliance Agreement (described below); and (c) the expiration of the Director Period, subject to earlier termination upon certain events (the “Standstill Period”). During the Standstill Period, Rockwell Automation will not, among other things and subject to specified exceptions, (a) acquire any of our securities if, immediately after such acquisition, Rockwell Automation, together with its affiliates, would beneficially own more than 9.0% of our total outstanding shares of common stock; (b) propose any merger, consolidation, business combination, tender offer or similar transaction involving us; (c) solicit proxies or consents to vote any of our securities; or (d) form, join or participate in any group (as such term is used in the rules of the SEC).

The Securities Purchase Agreement also provides that, for a period ending on the earlier of (a) September 30, 2023 and (b) the one-month anniversary of the expiration or termination of the Strategic Alliance Agreement (described below), Rockwell Automation will be restricted from transferring the shares of common stock purchased thereunder, subject to certain exceptions. Rockwell Automation will be allowed to transfer shares of our common stock (a) for shares sold in open market transactions, in an amount not exceeding, in the aggregate in any 90-day period, a number of shares equal to 1.0% of our total outstanding shares of common stock as of the first date in such 90-day period and (b) for shares sold in a Marketed Underwritten Shelf Offering (as defined in the Registration Rights Agreement) and other than in open market transactions or in a Marketed Underwritten Shelf Offering, in an amount not exceeding, in the aggregate in any one-year period, a number of shares that does not exceed 5.0% of our total outstanding shares of common stock as of the closing date of the first such offering or sale, provided that no more than one Marketed Underwritten Shelf Offering may be conducted in any one-year period. Rockwell Automation also will be generally restricted from transferring any shares of our common stock to certain of our competitors or to any person that would, after giving effect to such transfer, beneficially own 5.0% or more of our total outstanding shares of common stock and would be required to file a Schedule 13D under the Exchange Act.

During the Standstill Period, Rockwell Automation will be required to cause all of the shares of our common stock that it beneficially owns to be present for quorum purposes at any meeting of the shareholders of the Company and to vote all of such shares in accordance with the Board’s recommendations with respect to the election of directors, all business involving compensation matters (including new or amended equity plans and “say on pay” proposals), and the ratification of the appointment of the Company’s independent public accounting firm set forth in the Company’s proxy statement for the meeting.

On the Closing Date, we and Rockwell Automation entered into a registration rights agreement (the “Registration Rights Agreement”) that provides Rockwell Automation with certain registration rights with respect to the shares of our common stock that Rockwell Automation acquired under the Securities Purchase Agreement. We are filing the registration statement of which this prospectus is a part in accordance with the terms of the Registration Rights Agreement.

In addition to the Securities Purchase Agreement and the Registration Rights Agreement, we and Rockwell Automation entered into an Amended and Restated Strategic Alliance Agreement, effective as of June 19, 2018, as amended and restated by the Third Amended and Restated Strategic Alliance Agreement by and between PTC Inc. and Rockwell Automation, Inc. dated as of October 28, 2020 (the “Strategic Alliance Agreement”). Under the Strategic Alliance Agreement, we and Rockwell Automation agreed to align our respective smart factory software solutions to address the market for smart, connected operations and sell a combined software suite and one another’s software solutions into the market. The Strategic Alliance Agreement provides, among other things, for each party to have the right to (1) distribute certain of the other party’s products on an original equipment manufacturer (OEM) basis as part of a combined new offering and (2) resell the same products and associated support on a standalone basis. The Strategic Alliance Agreement provides for Rockwell Automation to have certain exclusive rights to distribute the subject products and services in designated territories and with certain types of factory automation customers. Rockwell Automation has agreed to certain minimums with respect to its sale of our products over the term of the Strategic Alliance Agreement. The Strategic Alliance Agreement also includes certain limitations on the ability of each party to partner with companies with similar products and solutions to those included in the strategic partnership. The Strategic Alliance Agreement has a term ending on September 30, 2023, and may be renewed upon mutual agreement of the parties. Either party may terminate the Strategic Alliance Agreement under certain circumstances, including (a) if the other party materially breaches the Strategic Alliance Agreement and such breach is not cured within a specified period; (b) if the other party files for bankruptcy; or (c) in the event of a change of control of either party. In addition, we may terminate the Strategic Alliance Agreement if Rockwell Automation materially breaches the standstill provisions or transfer restrictions included in the Securities Purchase Agreement and such breach is not cured within a specified period.

The following table was prepared based on information publicly filed or supplied to us by the selling stockholder. The following table sets forth the name of the selling stockholder, the number of shares of our common stock beneficially owned by the selling stockholder as of the date of this prospectus, and the number of shares that may be offered by the selling stockholder pursuant to this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. We believe, based on information supplied by the selling stockholder, that the selling stockholder has sole voting and investment power with respect to the shares of our common stock that it acquired under the Securities Purchase Agreement. The table also provides information about the selling stockholder’s beneficial ownership of our common stock after giving effect to the assumed sale of all of the shares offered by this prospectus; however, because, subject to the restrictions on transfer set forth in the Securities Purchase Agreement, the selling stockholder may sell some, all or none of these shares at such times as it may determine, we cannot estimate the actual number of shares (or actual percentage of the class) of our common stock that will be beneficially owned by the selling stockholder upon, or the timing of, the completion of this offering.

	Prior to the Offering			After the Offering
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding(2)	Number of Shares of Common Stock Being Registered for Resale	Number of Shares of Common Stock Beneficially Owned(3)	Percent of Shares of Common Stock Outstanding(3)
Rockwell Automation, Inc. (1)	10,582,010	8.98%	10,582,010	—	—

(1)

Rockwell Automation US Holdings LLC, a wholly-owned subsidiary of Rockwell Automation, is the record owner of these shares. The principal address of Rockwell Automation is 1201 South Second Street, Milwaukee, Wisconsin 53204.

(2)	Based on 117,871,872 shares outstanding as of November 17, 2021.

(3)

Assumes that the selling stockholder disposes of all of the shares of common stock covered by this prospectus and does not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling stockholder will sell all or any portion of the shares covered by this prospectus.

Except as set forth above, the selling stockholder has not had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years.

Plan of distribution

The selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time in one or more transactions on the NASDAQ Global Select Market or any other organized market where our shares of common stock may be traded or in privately negotiated transactions, sell any or all of their shares of our common stock offered hereby through underwriters, dealers or agents, directly to one or more purchasers or through a combination of any such methods of sale. The selling stockholder may distribute the shares of our common stock offered hereby from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The selling stockholder may use any one or more of the following methods when selling the shares offered hereby:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more block trades in which the broker-dealer will attempt to sell such shares as agent or principal of all of such shares held by the selling stockholder;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	agreements between broker-dealers and the selling stockholder to sell a specified number of such shares at a stipulated price per share; and

•	any other method permitted pursuant to applicable law.

If the selling stockholder effects such transactions by selling shares of common stock offered hereby to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock offered hereby for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock offered hereby or otherwise, and subject to restrictions on its right to transfer our common stock set forth in the Securities Purchase Agreement, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock offered hereby in the course of hedging in positions they assume. The selling stockholder may also sell shares of common stock offered hereby short, subject to restrictions on its right to transfer our common stock set forth in the Securities Purchase Agreement, and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge shares of common stock offered hereby to broker-dealers that in turn may sell such shares, subject to restrictions on its right to transfer our common stock set forth in the Securities Purchase Agreement.

The selling stockholder may pledge or grant a security interest in some or all of the shares of common stock offered hereby and owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer and donate the shares of common stock offered hereby in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealer participating in the distribution of the shares of common stock offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock offered hereby is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock offered hereby may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock offered hereby may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock offered hereby by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock offered hereby to engage in market-making activities with respect to the shares of common stock offered hereby. All of the foregoing may affect the marketability of the shares of common stock offered hereby and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock offered hereby.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock offered hereby will be freely tradable in the hands of persons other than our affiliates.

The selling stockholder may also sell the shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Legal matters

The validity of the shares of common stock offered by this prospectus has been passed upon for us by Locke Lord LLP, Boston, Massachusetts.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2021 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of Arena Holdings Inc. because it was acquired by the Company in a purchase business combination during fiscal 2021) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

5,830,905 Shares

PTC Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Goldman Sachs & Co. LLC

August 1, 2023